EXHIBIT 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2013

Conference Call Transcript dated March 11, 2014

Operator: Greetings and welcome to the American Eagle Fourth Quarter 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Ms. Judy Meehan. Thank you, you may now begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Interim CEO; Roger Markfield, Executive Creative Director, and Mary Boland Chief Financial and Administrative Officer. Also joining us for the Q&A today are Jen Foyle, CMO of Aerie brand and Michael Rempell, Chief Operating Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations based on risk factors included in our SEC filings. Our comments today will focus on results from continuing operations and include non-GAAP adjustments. Please refer to the tables attached to the press release. We have also posted a financial supplement on our website.

Now I’ll turn the call over to Jay for opening remarks.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Thank you and good morning. I am glad that you joined our call today. I’m very excited to be back as the acting CEO of this great company. American Eagle has been in my family since 1981, when we had just a handful of stores. Over the years, I have seen this company grow from a $150 million in sales to over $3 billion with strong profitability.

I served as CEO from 1992 to 2002, when we built this brand into what it is today. I hired Roger in 1993, then we went public a year later. In 2002, I stepped out of the CEO role and remained on as Chairman of the Board. The Company is very personal to me; I’m passionate and deeply committed to our brands, associates and stockholders. I am also a large shareholder myself and I’ve recently added to my holdings, underscoring my confidence in the team and our ability to reinvigorate our business.

The past year has been tough and we are very disappointed with the Company’s financial results. Looking back, our merchandise and overall customer experience fell short of expectations. We’ve disappointed our customers and are working hard to get back on track. The search for a new CEO is underway, yet in the meantime we are not standing still. We have aggressive near-term plans and a sense of urgency to deliver improvements.

My role is to ensure our teams are aligned and working together towards our common goals. The connection between merchandising, marketing, stores, e-commerce, production, technology essentially all areas of our business has been strengthened. We’ve got great talent. I’m confident that with Roger’s engagement and focus we will deliver better merchandise infused with the outstanding quality and value that our customers expect. We will energize the customer experience and bring fun back into our brand both in stores and online. The experience for our customer must be outstanding. This is at the heart of all great brands and the foundation of our past success.

Our long term strategic agenda remains in place, including continuing our factory store expansion plans. The investments to build omnichannel capabilities are clearly important to our future and global expansion is a very exciting opportunity.

Before I turn it over to Roger I’d like to reemphasize the confidence I have in the team to execute our goals. I’m excited to be here and look forward to delivering on the many opportunities we have. Now over to you, Roger.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thanks, Jay. Good morning to all of you. I wholeheartedly agree with Jay. As an organization, we bring a long history, vast experience, deep knowledge and indelible brands, yet we have a lot to improve on and that’s our focus. 2013 and the fourth quarter were challenging. Although the macro wasn’t easy, especially the decline in mall traffic, we simply did not do enough to drive traffic to our stores. Our merchandise assortments were inconsistent and the overall customer experience lacked the excitement and fun our customers demand and deserve. As a result, the need for markdowns and promotions hit record high levels. This adversely affected both our top line and merchandise margins. This is a big opportunity for us and something we are determined to fix in 2014.

Even with these challenges, our brands remain incredibly strong. We are still our customers’ choice for denim; in fact, we are thrilled with the popularity of the brand as can be seen on page three of the slide show. Recently, Shakira wore AE Jeans for her spread in Women’s Health magazine. This is one great example of the popularity and broad reach of our denim line.

Though store traffic was difficult, our online business was strong, increasing in the low teens this year. Within Aerie, we continue to right-size the brand, closing poor performing stores and positioning it appropriately alongside AE. Aerie delivered particular strength online and is getting great traction in global markets. Factory stores performed well in 2013 and we remain excited about this opportunity and the made-for-factory product assortment.

Now over the past several weeks we have taken steps to move in the right direction. We will align our marketing plans to better support our product and drive traffic. We have strong leadership in place across our brands and channels. Jen is here leading the Aerie brand and Chad Kessler has joined to head the AE brand, bringing over 20 years of experience in our sector. To be effective, we must embrace the youthful spirit of our customers and be passionate about our brands.

Some of the specific opportunities we are addressing for the near-term include strengthening our product assortments, including trend, value and quality. We must be innovative with distinct finishes, fabrics and washes which will set us apart, capitalizing on the strength and popularity of our core programs such as AE jeans, all bottoms, Aerie’s undies and men’s underwear. We need to maximize what we are known for with stronger marketing support. We will also drive legacy categories including accessories and outerwear which were deemphasized last year. We need to bring fun back to our brands with compelling events that engage our customers and are supported by clear and simple creative marketing messages. We are upgrading our styling and creative marketing to inspire our customers. Speed to market and fluid fashion flows remain our priority to drive the customer experience.

Our soft dressing fashion line is an example of testing innovation. The full assortment is now online and you can see some of the key looks on page four of the slide show or go online. More relevant marketing campaigns and de-emphasize low margin box-off promotions. AE’s real people and Aerie’s recent Real campaign were great examples of how we need to deliver and build brand momentum. We will better balance our inventories to our sales plans.

As Jay said, we have a sense of urgency to make improvements. Stabilizing and strengthening our North American business is absolutely job number one. Over the years, we’ve had our share of challenges and we’ve always recovered. It’s clear the retail environment is changing and we are making the right adjustments to adapt our business.

Along those lines, we continue to make progress connecting the dots between our stores and digital channels. We launched the pilot of ship from store and expect to expand it by the fall season. Our new distribution center opens this summer. This will enable a single pool of inventory, which over time will bring greater efficiencies and inventory utilization. We are making ongoing improvements across digital to drive better customer engagement and brand experience for all channels and devices. Having the best mobile and overall digital sites are absolutely critical to serve our customers. Additionally, we will continue to expand internationally where we see strong demand. We’ll do so profitably with the right mix of licensed stores and Company-owned markets. Our brands are highly relevant and resonate with customers from Asia to Latin America and we will build on that momentum. We’re excited to enter the London market later this year.

Before turning it over to Mary I’d like to emphasize that I am thrilled the team is working in sync across all creative areas. We have strong leaders who are highly focused on developing the outstanding young talent across our organization. I have great confidence in our future and I’ll leave it at that. Mary?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Roger. The fourth quarter and annual financial results largely reflected weak store traffic in North America and the high level of promotional activity which had a significant impact on margins and EPS. Total revenue for the 13-week period ended February 1, 2014, compared to the 14-week period ended February 2, 2013, decreased 7% to $1.04 billion. On comparable weeks and excluding the extra week in the fourth quarter of last year, total revenue declined about 2%. Consolidated comparable sales decreased 7% against a 4% increase last year. AE brand comps decreased 7%, Aerie comps decreased 4%, and the total online business grew 8% compared to last year. Lower transactions and transaction value drove the comp decline in stores. Additional sales information can be found on page eight.

The consolidated gross margin fell 930 basis points to 31.9%. Increased markdowns drove 810 basis points of the decline, which was partially offset by 60 basis points of cost improvement. Buying, occupancy and warehousing costs increased 180 basis points as a rate to revenue due to the deleverage of rent on negative comps and increased delivery costs.

Selling, general and administrative expense decreased 15% and leveraged 190 basis points as a rate to revenue. The majority of the improvement was due to lower incentive costs and a planned reduction in advertising expense.

Depreciation and amortization increased slightly and deleveraged 30 basis points. Store impairments and asset write-offs offset the increase from new stores and IT investments.

Operating income for the quarter was $85.8 million, down 52% to last year and adjusted EPS of $0.27 a share decreased 51%. GAAP EPS of $0.05 per diluted share includes $0.22 of store impairments, asset write-offs and other corporate charges including severance and tax-related items. Asset write-offs include charges related to fabric and product liabilities and the discontinuation of the AE Performance line. For additional information, please refer to page 17.

Now, I’d like to spend a few minutes talking about the year. Total annual revenue decreased 5% to $3.3 billion. AE brand comps decreased 7%; Aerie comps decreased 2%, and the online business grew 13%. Weak traffic, lower transactions and transaction value drove the decline in store comps.

The gross margin contracted 540 basis points to 34.6%, primarily due to 510 basis points of markdown and 150 basis points of BOW deleverage. The change was partially offset by 120 basis points of product cost improvement.

Selling, general and administrative expense decreased 5%, increasing 10 basis points as rate to revenue. The decline resulted primarily from lower incentive costs, offset by higher store payroll and corporate salaries.

Operating income decreased 47% to $234 million and adjusted EPS of $0.74 decreased 47%. GAAP EPS of $0.43 included the charges I outlined earlier. For additional information, please refer to page 18.

Now turning to the balance sheet, starting with inventory, which can be found on page 9 of the presentation, we ended the quarter with inventory at cost per foot down 16% against an 8% decline last year. The year-over-year decline reflects a change in the timing of inventory ownership. Without this change, inventory at cost per foot increased in the high single digits. Looking forward, we expect first quarter-ending inventory at cost per foot to decrease in the mid single digits. Similarly, without the change in ownership, we expect inventory to increase in the mid single digits against a 6% decline last year. The increase is due to a investments in core categories including denim, pants and men’s polo’s, areas in which inventories were very light last year.

We ended the fourth quarter with $429 million in cash and investments. Capital expenditures totaled $278 million for the year. This was above our earlier guidance of $250 million, due in part to the timing of investments for our new distribution center and related systems to support omnichannel. In 2014, capital expenditures are expected to be approximately $230 million. Similar to 2013, nearly half of the capital spending plan is for new and upgraded systems, the completion of the distribution center and omnichannel projects, while the rest relates to store upgrades as well as factory and international store expansion plans. As we have stated, 2013 and 2014 are catch-up years in which we are making investments that are critical for our long-term success.

Total store square footage increased by 5% in 2013. We opened 64 stores including 39 new factory stores and 6 new stores in Mexico, in addition to taking ownership of our licensed stores in China and Hong Kong. We closed 42 stores including 29 Aerie standalone locations. We added 23 international licensed stores in 2013, ending the year with 66 stores in 12 countries. In 2014, new store openings will be largely driven by additional factory and international stores, including our launch in the UK. Store information can be found on pages 12 through 14.

Now, regarding the outlook for the first quarter, business has remained highly competitive and sales trends have been choppy so far this year. Though we were encouraged by what we saw in the first few weeks of January, sales deteriorated and negative trends continued into the first quarter. This is partially due to severe winter weather which has resulted in nearly 900 full and partial day weather-related store closures in the month of February alone. Based on a high single-digit decline in comparable sales we expect first quarter EPS to be approximately breakeven. Markdowns are expected to increase, albeit at a lesser rate than in the prior quarters. We also expect to deleverage fixed costs and expense on negative comps. Our guidance compares to adjusted EPS of $0.18 last year and excludes potential impairment and restructuring charges.

Across all areas of the business we are focused on expense reductions and efficiency gains. Based on the continuation of a negative sales trend, we’ve pulled back sales and inventory plans for the upcoming quarters. This should enable less reliance on broad sweeping promotional activity.

Thanks for listening and now we will take your questions.

Operator: Thank you. At this time we will be conducting a question-and-answer session. To allow time for as many questions as possible, please limit yourself to one question, then return to the queue. If you would like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is coming from the line of Simeon Siegel with Nomura Securities. Please proceed with your question.

Simeon Siegel-Nomura Securities-Analyst: Thanks. Good morning guys. Hi, Jay.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Good morning.

Simeon Siegel-Nomura Securities-Analyst: In light of the current promotional environment, can you just talk about your main focuses as CEO and then any color you can provide on the management search? Mary, can you quantify your thoughts on SG&A for Q1 in the year implicit in the guidance, and maybe just looking a little further add any color on that 23% goal? Thanks a lot.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Yes, I would say my main focus, number one, is to make sure that all the key members are all in sync with each other, and to make sure that the experience with the customer, whether it’s on the e-tail side or the store side, that it’s all the same experience. The businesses shouldn’t be operated in silos; they should be operated as a group that everybody knows what everybody is doing and we all have the same common goal to make the experience better for the customer.

The biggest thing that we put our focus on is to make sure that in the part of third quarter or fourth quarter that the merchandise in stores looks the way we expect it to look, and not the way it looked last year. That’s where a lot of our focus has been put on, to make sure that we put the emphasis on the product and make sure we build our product, not a good product but a great product, and on a personal basis I think there are big opportunities. We travel around the world. We look at our competition and we go to various shows around the world. We see what’s being done in trends and fashion. We see where goods are being sourced at different places. We see the embellishments that are being put on products and I believe that we’re on the right track there and we have the right focus to do what we have to do.

As far as the search for the CEO, we’ve formed a committee and we are in the process of looking, but right now we’re focused on doing what’s right for the customer and what’s right for the Company.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Then regarding your question on SG&A, for Q1 we expect SG&A to be up high single digits, driven by store growth and home office salaries, so expect SG&A to deleverage from last year. For the fiscal year, at this point I would expect SG&A to be above our 23% long-term target, but of course we’re obviously focused on expense reduction throughout the year.

Simeon Siegel-Nomura Securities-Analyst: Great. Thanks guys. Good luck for the year.

Operator: Thank you. Our next question is coming from the line of Adrienne Tennant. Please proceed with your question.

Adrienne Tennant-Janney Capital Markets-Analyst: Good morning everybody.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Good morning.

Adrienne Tennant-Janney Capital Markets-Analyst: Jay or Roger, I was just wondering if you can talk about the balance in inventory between core and however you want to describe it, fashion/veneer. A number of competitors in the teen space are sort of moving to lower AURs. More in this fashion, you’re talking about being under inventoried in some of the core categories. Then for Mary, just a housekeeping; if you can talk about the difference between the high single-digit inventory ex the change in terms. I think you were looking for low single digits at the end of the quarter, and just trying to get a read on when we can see that inventory ex the change get in line with sales cadence? Thank you very much.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: : Adrienne, on the power of the Eagle brand in terms of core, you know, we’re in a favored situation, that our bottoms business is such a strong part of our core business and when you own the bottoms business, you have a long, long record of having the customer come back because there’s nothing more important than fit. As you’ve seen now there was a slide with Shakira wearing our denim, she can buy anybody’s denim and she wore ours. Our denim is an incredibly large part of our business and that business, while it’s been difficult, because you haven’t been in the denim cycle, is starting to come back.

Adrienne Tennant-Janney Capital Markets-Analyst: Yes.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: As the season has just started, if you were to go and take a look at our new set that went into the place where we had a bit more emphasis on the shorts part of the business, the shorts seem to be strong and the underwear business continues to be a pretty strong business for us. We do need to get the tops part of the business better than where it’s been and we’re working on that, but we’re going to have relevant marketing with our core bottoms business. We own that business and we’re going to let our customer know about it.

Adrienne Tennant-Janney Capital Markets-Analyst: Right, and then Mary?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Then in terms of, you asked about AUR. I mean we are planning the year for AUR to be basically flat to last year, so we’re not planning any significant movement in AUR in total for the year. In terms of inventory, we are, as I said, projected to end Q1 up in the high single digits excluding the ownership terms, and if you remember last year in Q1 we were light on denim, pants and men’s polo inventory and said that we needed to make some further investments in that product, which we have done here in Q1.

I think we’ll be in balance, in line with sales, to your other question, probably at the end of Q2, early Q3 but we’ve taken a fair amount of inventory actions here already to bring the inventory more in line with the continuing trend, negative trend that we’re seeing in our business.

Adrienne Tennant-Janney Capital Markets-Analyst: Okay, thank you.

Operator: Thank you. Our next question is coming from the line of Steph Wissink with Piper Jaffray. Please proceed with your question.

Stephanie Wissink-Piper Jaffray-Analyst: Hi. Good morning everyone. Our question really focuses on the conversation around merchandising —I think an expansion, which was mentioned several times in the prepared remarks. Just curious if there’s been any internal discussions around the opposite of expansion, which would be contraction in some of the capacity in the US?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, I think, you know, as we look at our overall merchandise margin, it’s obviously been impacted this year by the high level of markdowns and we’re planning to balance our inventory to our sales trend which would help alleviate the kind of box-off promotions that we encountered last year. There is obviously opportunity here from a store perspective as we look at our store fleet and we will continue to drive the look that we’re doing at our store fleet in terms of some further rationalization as there is a fair amount of capacity.

All our stores, at the end of the day, are cash positive and we have only a handful of stores that are actually in a loss position. So we need to balance that with the long-term view of the capacity and the overall teen market, but we are sitting in a position where, as I said, our stores are all cash positive.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: We’re very well positioned at this point, in view of you talk about the competition. In terms of what we are, where our vision is and what the DNA of the Eagle brand is, we have 1,066 stores out there; they’re all cash flow positive. We’re in a very strong position going forward, especially in view of what the treasure hunt stores are doing and what some of the people in our lifestyle area are doing. I really feel good about how we are positioned now.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: I remember when I first got involved with the Company in ’92, I couldn’t say everything was all cash positive.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Jess, we’ll take the next question.

Operator: Thank you. Our next question is coming from the line of Susan Anderson with FBR Capital Markets. Please proceed with your question.

Susan Anderson-FBR Capital Markets-Analyst: Good morning everyone. Thanks for taking my question. I was wondering if you could talk about the store trends in the warmer regions versus the colder, and then when you talk about the guidance, for minus high single-digits for the quarter, is that currently where sales are trending right now?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes. So in terms of warmer versus cold stores, we are seeing a better run rate in the warmer stores than what we’ve seen in the colder stores, especially over the last couple of weeks when the weather actually warmed up a bit more across the country. The guidance for Q1 of negative high single digits, I would say that’s been the trend. We’ve had better days when the weather was warmer, but at this point it’s still our trend and that’s what our guidance is based on for Q1.

Susan Anderson-FBR Capital Markets-Analyst: Okay, thanks. That’s really helpful. Thanks.

Operator: Thank you. The next question is coming from the line of Dorothy Lakner with Topeka Capital Markets. Please proceed with your question.

Dorothy Lakner-Topeka Capital Markets-Analyst: Thanks. Good morning everyone and welcome back, Jay.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Yes. Thanks, Dorothy.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Hello Dorothy.

Dorothy Lakner-Topeka Capital Markets-Analyst: Hi Roger. Good to have you on board as well.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thank you.

Dorothy Lakner-Topeka Capital Markets-Analyst: Just a question about opportunity that you might have this year on average unit cost. Also, Roger, if you could just talk about where you are on speed-to-market and how much faster you think you can get, and then just a little detail on getting back into more of the accessories business which has been a real distinctive factor for American Eagle?

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Mary will take the first part and I’ll take the second part.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, on average unit cost, I mean we’re looking for it to be, excluding mix, relatively flat for the year. I think the team, the sourcing team here has done a really nice job of offsetting any economic pressure with other sourcing savings, but basically looking for it to be about flat for the year.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: On an apples-to-apples basis, it should be should be somewhat flat. Obviously you heard Jay’s comments, you heard some of my comments. We’re a store that wants to please our customer. We have one voice and that’s the customer, so we’ve got to give them product that’s incredibly compelling and it’s got to be what I call it—we do ten Broadway shows a year; that’s pretty fast fashion. Everyone talks about the fast fashion guys. I remember the old fast fashion guys, the 579s, the Chess Kings, the Foxmores. I don’t see them around anymore, but a lifestyle brand is an indelible brand and you can read all of the reports, your own analysis of who’s the Jenny…

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Randy.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: What Randy did was a terrific report—and it’s not us saying it—American Eagle is the number one relevant brand. The beauty of this brand, we sell in excess of 200 million units a year, is really and I don’t want to over simplify it because I got to get it right and I have a great team to get it right with and I have a great partner in Jay to make this happen.

What we have to do in those units is get an extra half a buck or buck per unit because the customer wants to buy it, and that’s the difference between making 7% operating profit and making 15% operating profit. So we’ve always done it; we’ve always gotten it back and I got a big mission ahead of me, but I have a great partner and a great team to accomplish it.

Operator: Thank you. Our next question is coming from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger-Morgan Stanley-Analyst: Great, thanks so much. Good morning. Mary, I am wondering, if you’ve belt tightened pretty aggressively here in 2014, what’s the minimum kind of level that we might be able to see SG&A dollars grow? Do you think you could keep it to a 5% to 6% dollar growth rate for the year? Then secondarily, on the cash balance, I noticed that cash fell $200 million year-over-year. I’m wondering what sort of initiatives you have here in 2014 to stabilize that cash balance? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, so I would say for SG&A, we’re looking probably at this point at a low kind of single-digit increase over the course of the year. Obviously we’re hard at work at looking at all our expense areas. There’s a multitude of things we’ve done already, as Roger mentioned. We have more aligned our inventory with our negative sales trend which should help us reduce our markdowns significantly as we don’t have to go after the box-off promotions. We’re hard at work on our store fleet in terms of stores that have rent relief or very short lease terms, like about a one year lease term, and then of course on the expense side, we’re really reviewing and deep diving the expenses related to our US mainline stores which is driving the negative trend. So, you know, way too soon to call the year, Kimberly on SG&A, but just know we’re maniacally focused on it.

In terms of cash I mean obviously the pressure here that we’ve got on the team here is to drive our margins up with some great innovative product and the work Roger and his team are doing, which is really critical here to drive our operating cash flow.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Also about cash, I like cash. If you look at my history I’ve always liked to build cash. The good thing about our company is we have no debt on our balance sheet. It’s a clean balance sheet and my goal’s always to build cash.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: The other thing I would add too, Kimberly, is that we said we were—had two years of investment, 2013 and 2014 and to Jay’s point, because we have no debt on our balance sheet, we need to continue to focus on the investments to drive growth and then as we get into 2015 that level of capex spend will certainly decline from 2013 and 2014.

Kimberly Greenberger-Morgan Stanley-Analyst: Thanks.

Operator: Thank you. Our next question is coming from the line of Matt McClintock with Barclays. Please proceed with your question.

Matt McClintock-Barclays-Analyst: Yes. Hi, good morning everyone. So Jay, you talked earlier about the customer experience, improving that, and you also talked about bringing back the fun into the stores. Clearly the merchandise plays a large role in that, but I was wondering if you could share any other strategies or if you’re thinking about anything else, maybe from a more physical remodel or some other perspective that will help you achieve that? Thanks.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Well. One thing is, this past fall, on a personal level, I did not like the way our stores looked, the way the merchandise was all stacked up there, the way we had certain racks in the store. It wasn’t the image of the past. So we’ll be focused to make an easier shopping experience for the customer. At the same time, you know, the merchandise speaks for itself and you want to have the right looks. It’s very important to have the right looks, the right feels, the right weights at the right time, and I will tell you this, that when I got involved in the last couple of months, the first thing Roger and I sat down, I said Roger we got to focus. We’ve got to get this merchandise right. We’ve got to get the team all speaking to each other. We have to have the designers, the merchandisers, everybody on the same page. Unfortunately, this past year we weren’t on the same page. Our biggest job the last two months is to make sure that everybody is speaking the same language and everyone is on the right page and that we have a merchant’s touch involved. We got away from having a merchant’s touch on the product and in the store level too and the experience and the way the marketing was being presented to the customer and the whole package. But I will tell you this, we’re focused now. I’ve seen some of the future floor sets and it looks good.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Then the one other point that I would add from a store perspective; as we’ve mentioned before, we’ve piloted buy online ship from stores. So there is a multitude of omnichannel initiatives that we are beginning to implement in our store fleet. That’s how our customer views us and is choosing to shop. So in addition to Jay’s comments, I would say a fair amount of work from the technology perspective and from an omni point of view.

Operator: Thank you. Our next question comes from the line of Brian Tunick with JPMorgan. Please proceed with your question.

Brian Tunick-JPMorgan-Analyst: Hi. This is Tina on for Brian. Thanks for taking my question. Just with more mall traffic on the decline and the consumer increasingly accustomed to these box-off promotions, how do you wean them off of these storewide events, particularly if she’s only in the mall on a handful of days? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: I really think that the customer will pay you for a product that they want. I can see examples of it. I’ve been in this business a long time and by being a lifestyle brand, you’re not a treasure hunt, you’re not putting a thousand racks on a floor. If we put our stores together in a compelling way with the right marketing around it and the online experience that drives them into the stores, and it’s all the touch points talking to the same thing and it’s an exciting experience, you watch what happens in a lifestyle store. The big, big box stores that are just racks, the treasure hunt stores are not capable of doing that.

Brian Tunick-JPMorgan-Analyst: Okay great, and then just one quick follow-up. With inventory expected down mid single digit per square foot at the end of the first quarter, I believe, is that how we should think about comps as we move into the second quarter?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Well we gave guidance for comps for Q1 of negative high single-digit decline and at this point we’re not giving any guidance for Q2, but the current trend is high single-digits negative, and remember that that inventory decline was driven by ownership change, the minus 16%.

Operator: Thank you. Our next question is coming from the line of Randy Konik with Jefferies. Please proceed with your question.

Randy Konik-Jefferies-Analyst: Great. Thanks a lot. I guess a couple of questions. First for Jay. Jay, is there a type of CEO that you kind of want in the business as you look forward to the long-term future of the Company? Is it more a product type person or an operational type person? I guess for Mary, is there any kind of perspective you can give us on how much capex can come down in 2015? I don’t really need an actual pinpoint number, but maybe give us perspective of what a normalized capex run rate number is for the business. I guess lastly for Roger, what specifically do you think you and Chad need to kind of change regarding the product out there in American Eagle stores to kind of drive more traffic? Is it more product change or price point change or what do you see that needs to be done to kind of re-engage or re-energize the consumer? Thanks.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: I think it’s a person we need, who, number one, understands operations, understands the balance sheet, but at the same time has an understanding of the merchandise itself. It doesn’t have to be a merchant himself but has to have the proper respect of the merchandising team to be able to give the proper support to the merchandise.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Then in terms of 2015 capex, we’re at this point targeting somewhere around 150 to roughly a $170 million. So as we said, ‘13 and ‘14 were big investment years and expect us to be down somewhere 75 to $100 million from those two peak years.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Randy, by the way thanks for that report unsolicited. You made American Eagle sound pretty good even in this tough environment. Clearly, as you’ve heard me over the years when I’ve been directing the business, when you have a 6,000 foot box on average, there are advantages and disadvantages, but one of the advantages, you really—most people really don’t know how to dress themselves and really what they’re looking for is what they should look like and what the outfit should look like. When you have a 6,000 foot box, you have that opportunity when we do the styling right and we hit the trends right and we do speed source and we are absolutely doing it right now and you ought to really go online and take a look at this made in Italian project, some of which on a choice basis is turning twice as fast as anything else that we have on average in the store and there is lots of things that are going to come from that as an advantage for us. We will offer a great compelling product and at great value by the way. When I say we are going to add these things, it’s going to be great value for the customer. Apples-to-apples the cost will not go up, it might go down, but where we add in, I’m expecting to get a higher return rate in terms of the return rate on invested capital in that item, than not…

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: It’ll be cool.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: The store will be hipper and the markdown factor should be less. I think that after we get through the first quarter, my hope is that the markdown rates start to come down.

Operator: Thank you. As a reminder ladies and gentlemen, please limit yourself to one question then return to the queue.

Our next question is coming from the line of Anna Andreeva with Oppenheimer. Please proceed with your question.

Anna Andreeva-Oppenheimer-Analyst: Great. Thanks so much. Good morning guys. Just a follow-up on SG&A dollars being up high singles in 1Q versus, I think you said annual guidance for up low singles, what’s driving that? Are there any timing shifts that we should be aware of? Then quickly just on inventories, if I heard that right, to be in-line with sales coming out of 2Q. I guess why not take a more conservative approach there given the comp run rate, especially as obviously some of your competitors are reining inventories in? Thanks so much.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: So on SG&A, the increase is—there’s really no timing shift. It’s really driven by store salaries as we’re opening additional stores and anniversarying some of the stores that we opened in 2013 as well as home office expense. We don’t really start to lap the incentives until the back half of the year.

In terms of inventory, we did, as I said, needed to take a stronger position on denim, pants and polos which we were too low on inventory…

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: We were too low last year, that’s the problem.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: In Q1 as we transitioned out a lot of our denim product too early last year. So I think we’re trying to balance obviously versus the sales trends. Denim’s a are very important business for us, so are polos, so are pants, so critical that we are in stock at the store in those products. So I think we’re getting this relatively balanced. Obviously the sales trend will have a pretty big impact on this, but we’re planning for a continuation of the negative sales.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: : I would like to add one thing. On core products, we owe it to our customer to be able to service them and we are the dominant supplier of denim in the country today for this 15- to 25-year-old customer and as you can see on Shakira, even at a higher age and the beauty of denim is, it really is ageless. On fashion, we will turn faster, and the inventory level would be less than the sales, but on core product we are not going to dissatisfy our customers.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: It’s very important always to be in stock on the right sizes. You can’t be out of stock, you can’t be out of balance.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: The bottoms business is a SKU-intensive business. What we’re putting in — I will let Michael Rempell, because no one’s going to ask him a question, talk a little bit about the pooled inventory and what that will do in terms of the efficiency of being able to replenish a SKU. Why don’t you talk a little bit about that, Michael?

Michael Rempell- American Eagle Outfitters Inc- Chief Operating Officier: Yes. You know, Mary mentioned earlier our ship from store project and I would just tell you that’s one of many projects that we have, that we’re pretty excited about in terms of the potential to drive top line, improve margin and make more efficient use of our inventory. So we were an early adopter at shipping inventory, allowing the customer to be in our store and order through our distribution center. We plan to improve that capability going forward. We’re in pilot in 20 stores now with ship from store capability and we think given our breadth of stores, the ability to service the customer and the challenge with staying in stock, we think it’s a massive opportunity for us in the back half of the year.

Mary also mentioned earlier that we are building a new distribution center that’s going to service e-commerce in 2014 and ultimately e-commerce and retail from a single pool of inventory in 2015. That’s how we plan to run our operations in the US and that is actually how we are setting up our operations globally.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, next question please.

Operator: Thank you. Our next question is coming from the line of Lindsay Drucker Mann with Goldman Sachs. Please proceed with your question.

Lindsay Drucker Mann-Goldman Sachs-Analyst: Thanks, good morning everyone. Mary, I was hoping that you could just expand on the asset write-off? What the fabric and product liability charges were and whether we should think of those as inventory write-downs that would have flown through cost of goods in the first quarter, some detail around that. Then just secondly, how, Jay, maybe if you could talk about when we should expect Chad’s new product to hit the floors and have impact?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yeah. So Lindsay, on the fabric and product liabilities we took the decision before that product was completed to write that off, so it’s fabric and work in process liabilities to better balance eventually kind of what we were looking at here in Q2. So wasn’t finished goods, we are looking to try and get that balance before we ever took that product into any receipts here, and then the other piece was discontinuation of our Performance line that we put in place last year and discontinued here in Q4.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Okay, and with Chad, I would say like in fourth quarter you’ll start seeing new product coming in.

Operator: Thank you. Our next question is coming from the line of Oliver Chen with Citigroup. Please proceed with your question.

Oliver Chen-Citigroup-Analyst: Hi, thanks a lot. Regarding the opportunity going forward and as you look beyond the next quarter, which comp levers are the most likely to get better in an improving scenario? Also, on your enthusiasm on the denim cycle, could you just highlight where you are seeing that and what we should expect? I know we’ve had a good year, a good prior year with colored denim and skinny denim being a strong secular trend, so I’m just curious about whether we should get excited for denim as well. Thank you.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: I won’t talk too much because I know all my competitors are on the phone call, but we’ve been in a rough cycle of denim, and Jay and I travelled the world. We go to all the important shows. We look at what the kids are wearing on the street and we can read our own numbers. There is definitely something taking place in denim, as well as obviously the active bottoms part of the business. That combination in total is a plus for the bottoms business and I will leave it at that.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: I think in terms of comp levers you know our conversion throughout 2013 and projected for ’14 has actually been pretty good. So once we get the customer in the store, we have been able to convert the sale. It’s really been a traffic issue, and to Roger’s earlier comments, it’s all about products and the marketing and communication with our customers to drive them into the store as there’s been a bit of a traffic issue.

Oliver Chen-Citigroup-Analyst: Okay.

Michael Rempell- American Eagle Outfitters Inc- Chief Operating Officier: I would just add to that we can’t underscore enough the importance of e-commerce and omnichannel retailing as we move forward. We built out a very strong team and capability last year. We saw a decent amount of improvement in terms of our online conversion rates and we have a number of initiatives this year that are going to do exactly what Jay and Roger were describing, which is we think we have a very good store experience and potential for store experience as we move forward. We need to make sure that the online digital experience is as good if not better than that store experience. So we’re going to be focused on product, details, engagement, how quickly we — how we communicate with our customers, how easy it is to navigate our site, building out our mobile capabilities and really making the digital channel a real strength in the Company.

Operator: Thank you. Our next question is coming from the line of Jeff Van Sinderen with B. Riley. Please proceed with your question.

Jeff Van Sinderen-B.Riley-Analyst: Hi. Just a follow-up on the bottoms business that you mentioned that just wondering when you discontinued the AE Performance segment, was that really due to poor execution or just your customer not really wanting that type of product from you? Also, just kind of just wondering how you are thinking more broadly about the overall store count given the shift to digital online. I guess do you think that you need as many brick and mortar stores given the shift that’s going on? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Okay. On the Fit program I’d say it was a combination of many different factors but it was poor execution. The plus side, every time you launch something new, you learn something from it even if it’s a lousy execution. So there is some core items within that collection that we obviously are putting as part of our sportswear, but in the 6,000 foot box it’s very difficult for us to do that business that sets aside from the rest of the assortment, which now gives us the opportunity to get back into the accessory business which is a huge margin gain and also a big units per transaction gain and should help the transactional value and make the store that much more exciting. It’s through accessories that you finish all the outfits.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And then in terms of overall store count as we look forward to 2014, we are looking at roughly about 60 openings, but they are very much driven by factory and our international expansion and very few US mainline brick-and-mortar. As we look at our brick-and-mortar fleet, which was the second part of your question, as Jay mentioned earlier, we are cash positive in our stores, but having said that given the growth in the direct business and continued pressure on our mainline fleet, we are actively reviewing our store — our US mainline store fleet. As I mentioned earlier, we have probably about 10% of our store fleet either in some kind of rent reduction or rent relief scenario or on a very short-term lease like a one year lease renewal and we are continuing to build that. That will give us the flexibility we need as we look out and if the direct business continues to grow at this pace and we need to further rationalize our store fleet, it will be easier for us to do, especially with the number of stores on one-year lease.

Operator: Thank you. Our next question is coming from the line of Janet Kloppenberg with JJK Research. Please proceed with your question.

Janet Kloppenberg-JJK Research-Analyst: Good morning everyone and welcome back Jay, and Roger, I didn’t think you had left, so I am glad you are here. Okay, just a couple of questions. Roger I’m confused about how you will effect the assortments going forward. Simplify it for me, please. Too much core? Not enough core? Too much fashion? Wrong fashion? How does the soft dressing business work with the increase in the core inventory?

So I thought that the soft pants would perhaps cannibalize the denim business this year. It sounds like you think they can work hand-in-hand. Maybe you could give us a little bit more understanding there. And then, Mary, just a question for Mary. We’re confused about the SG&A rate being up high single-digits in the first quarter, Mary, and up low single for the year given the fact that SG&A was down dramatically in the back half of fiscal ‘13. Thanks so much.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Janet, I am not sure exactly what you are confused about, but we are going to offer a compelling assortment. The core part of the business will probably represent upward of 60% of the business. It’s a huge business for us and it’s something we are going to have ownership of and remain the destination, and through merchandising and marketing, grow that audience even larger. As it relates to soft dressing and denim, they work very well together; one is the fashion element, which will be in and out fast and done on a weekly basis, and denim is done on a longer cycle.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Then in terms of SG&A, as we look forward in the year, probably up low single digits. A lot of that again will be driven by some assumption around incentive comps. But what I would say as we sit here today, there is a tremendous amount of work going on within the Company around expense and expense reduction. We’ll be able to talk more about that on our next call, but rest assured we are focused on it and hope to drive a better performance on that.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Jessie, we have time for one more question.

Operator: Thank you. Our final question of the day is coming from the line of Howard Tubin with RBC. Please proceed with your question.

Howard Tubin-RBC-Analyst: Thanks guys. Maybe quickly, can you just remind us where you stand on some of your sourcing initiatives and strategies in terms of reducing lead times and increasing your speed?

Michael Rempell- American Eagle Outfitters Inc- Chief Operating Officier: Sure. So, you know, what I will tell you is when you look at the process that frankly we always had at the Company, I’ve been here almost 15 years, we’ve always had an ability to test and read and react. What we’ve done over the last couple of years is really build out the capabilities a lot more. So whether it’s things like platforming fabric, building systems to support it, making sure that we book capacity and keep that capacity open with our vendors and having a responsive supply chain that allows us to ship product to stores either from factories, from the coast or from our DCs, we’ve really worked on refining those processes over the last 12 months. I can’t tell you that we have exercised it as much as we’d like to over the last year but that’s exactly the game that Roger is referring to, that we want to get back to leaner inventories, faster turns on fashion and really exercising all of the capabilities we have in our extended supply chain.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay everyone, that concludes our call today. Thanks for your participation and continued interest in American Eagle Outfitters.